Exhibit 10.9

  October 1, 2007

  GreenStart, Inc.
  307 W 200 S Ste 3006
  Salt Lake City, UT 84101

  Dear Mr. Ebeling:

  This will confirm our understanding of the arrangements made with you covering the monthly accounting and business consulting services we will perform for Company for the year ending December 31, 2007, and the years thereafter until cancelled in writing by either party.

  As part of our services, we will inquire into certain accounting procedures and office routines to help us better understand your operations so that we might possibly offer constructive suggestions to help you improve reporting and financial and tax planning, etc. However, these services are not designed to (unlike an audit), nor should they be relied upon to, disclose errors, irregularities or illegal acts, including fraud or defalcations, that may exist or occur. We will, of course, inform you of any such matters that come to our attention.

  The scope of our services will be substantially less than an audit made in accordance with generally accepted auditing standards or a review in accordance with applicable professional standards. Accordingly, we will not express an opinion or any other form of assurance on your financial statements.

  As previously discussed with you, responsibility for your financial statements must necessarily be that of the management of the Company. Therefore, the accuracy and completeness of the source documents and other information submitted to us for processing, on which we will rely and which will form the basis for the above records and reports from which the financial statements are compiled, are the responsibility of you and your management.

  You may not use our name in connection with or the distribution of the reports and records prepared by us, pursuant to this section, outside the NORMAL course of your business unless the two following requirements are met. One, you notify us of the release outside the Company (by receipt mail). Two, the compilation report is included with the reports and records distributed.

  You will provide us any additional information, in a timely manner, we may request in connection with the preparation of such returns.

  Charges for the monthly information processing services rendered in connection with this will be $3,500 per month. The Company will be responsible for all out-of-pocket expenses we incur relating to our agreement. Our billings will be submitted monthly (15th of each month) as the work progresses and are payable upon receipt. After 15 days of non-payment of an invoice the invoice will accrue interest at a rate of 1.5 percent per month (or Nevada's highest statute rate) compounded daily. If for any reason the account is turned over to an attorney or collection agency for collection, you will bear all cost for collection.

  If bills are not paid within 15 days of issuance Franklin Griffith & Associates will not be responsible for any documents the firm has been engaged to complete.

  The Firm's maximum liability relating to services rendered under this letter (regardless of form of action, whether in contract, negligence or otherwise) shall be limited to the charges paid to The Firm for the portion of its services or work products giving rise to liability. In no event shall Franklin Griffith & Associates (the Firm) be liable for consequential, special, incidental or punitive loss, damage or expenses (including without limitation, lost profits, opportunity costs, etc.), even if it has been advised of their possible existence.

  The Company and its owners shall indemnify and hold harmless Franklin Griffith & Associates and its personnel from and against any claims, liabilities, costs and expenses (including, without limitation, attorney's fees and the time of The Firm's personnel involved) brought against, paid or incurred by the Company at any time and in any way rising out of or relating to The Firm's services under this letter, except to the extent finally determined to have resulted from the gross negligence or willful misconduct of Franklin Griffith & Associates or it's personnel.

  The laws of the State of Nevada will govern this agreement.

  The three previous provisions shall survive the termination of this agreement.

  We are pleased to have this opportunity to be of service to you and assure that this engagement will be given our closest attention. Please indicate your acceptance of the terms stated above by signing a copy of this letter in the space below and returning it to us.

  Best regards,
  Franklin Griffith & Associates

  /S/ Jason F. Griffith
  ---------------------
  Jason F. Griffith, CPA
  President

  UNDERSTOOD AND AGREED:

  /s/ Mit Ebeling
  ---------------
  GreenStart, Inc.